Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2012 relating to the financial statements and financial statement schedule, which appears in SYNNEX Corporation’s Annual Report on Form 10-K for the year ended November 30, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

September 27, 2013